Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

AUTOGENOMICS, INC.

SERIES E CONVERTIBLE PARTICIPATING PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation

Law of the State of Delaware)

AutoGenomics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors adopted the following resolution on July 23, 2011 creating a series of 5,500,000 shares of Preferred Stock designated as “Series E Convertible Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series E Convertible Participating Preferred Stock

1. Rights, Preferences and Restrictions of Series E Preferred Stock. There shall be a series of Preferred Stock that shall be designated as “Series E Convertible Participating Preferred Stock” (the “Series E Stock”) and the number of shares constituting such series shall be 5,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series E Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation; provided, further, that such number of shares may not be increased without the approval of the holders of a majority of the then outstanding shares of Series E Stock.

2. Dividend Provisions. Subject to the rights of any series of Preferred Stock of the Company which may from time to time come into existence in accordance with the Certificate of Incorporation or in any Certificate of Designation, the holders of Series E Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment or any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock or on any series of Preferred Stock expressly made junior to the Series E Stock, at the rate of $.165 per share (as adjusted for any stock split, stock dividend, stock combination, recapitalization or other similar classification made after the date of this Certificate of Designation) per annum, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The Series E Stock shall rank pari passu with the Company’s Series A Convertible Preferred Stock (the “Series A Stock”), Series B Convertible Preferred Stock (the “Series B Stock”), Series C Convertible Preferred Stock (the “Series C Stock”) and Series D Convertible Preferred Stock (the “Series D Stock”), and with any other series of Preferred Stock expressly made pari passu to the Series E Stock with respect to the payment of dividends.

3. Liquidation Preference.

(a) Series E Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock of the Company which may from time to time come into existence in accordance with the Certificate of Incorporation or in any Certificate of Designation, the holders of Series E Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock and the holders of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and any other series of Preferred Stock expressly made junior to the Series E Stock with respect to payments upon liquidation, dissolution or winding up, an amount per share equal to $4.125 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar reclassifications made after the date of this Certificate of Designation), plus declared but unpaid dividends thereon. If upon the occurrence of such event, the assets and funds available for distribution among the holders of the Series E Stock and any other series of Preferred Stock expressly made pari passu with the Series E Stock with respect to payments upon liquidation, dissolution or winding up, shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Stock and any other series of Preferred Stock expressly made pari passu with the Series E Stock with respect to payments upon liquidation, dissolution or winding up as follows: (i) each such series of Preferred Stock shall receive such portion of the assets and funds available for distribution as shall equal (A) the amount of assets and funds which such series would have received if such series had received its full preferential amount divided by (B) the amount of assets and funds which all such pari passu series would have received if each such series had received its full preferential amount, and (ii) the assets and funds available to each series shall be distributed ratably among the holders of such series in proportion to the number of shares of such series owned by each such holder. The Series E Stock shall rank senior to the Common Stock, the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and any other series of Preferred Stock expressly made junior to the Series E Stock, pari passu with any other series of Preferred Stock expressly made pari passu to the Series E Stock, and junior to any series of Preferred Stock expressly made senior to the Series E Stock with respect to payments upon liquidation, dissolution or winding up of the Corporation.

(b) Distribution of Remainder. Upon completion of the distributions required by Section 3(a) above and Section 2(a) of the Certificate of Incorporation, and any other distribution that may be required with respect to any series of Preferred Stock which may from time to time come into existence, if any assets or funds remain, such assets and funds shall be distributed ratably among the holders of the Common Stock, the Series C Stock and the Series E Stock, in proportion to the number or shares of Common Stock owned by each such holder, in the case of the Common Stock, and, into which the shares of the Series C Stock and the Series E Stock owned by each such holder are then convertible, in the case of the Series C Stock and the Series E Stock.

(c) Deemed Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if (x) the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or (y) merge or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) and the holders of the Corporation’s capital stock immediately prior to such transaction do not hold, immediately following such transaction and by virtue of their ownership of such shares of capital stock, at least fifty percent (50%) of the voting power of the surviving entity or a parent of such surviving entity. In the event of a deemed liquidation as described above, the Corporation shall comply with the provisions set forth in Section 2(c) of the Certificate of Incorporation in favor of the holders of Series E Stock.

4. Conversion. The holders of Series E Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c) below, each share of Series E Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series E Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, with respect to each share of Series E Stock, $2.75 by the Series E Conversion Price (as defined below) in effect at the time for such share. The “Series E Conversion Price” as of the date of this Certificate of Designation shall be $2.75 per share. The Series E Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Series E Stock shall automatically be converted into shares of Common Stock at the applicable Series E Conversion Price in effect at the time and date (A) immediately prior to the closing of the Corporation’s initial sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration Statement on Form S-1 or its equivalent under the Securities Act of 1933, as amended (the “Initial Public Offering”); provided, however, that any such automatic conversion shall occur only if the aggregate cash proceeds to the Corporation for sale of its Common Stock in such Initial Public Offering equals or exceeds $25,000,000 (net of underwriting discounts and commissions), or (B) specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of Series E Stock (an “Automatic Conversion Election”), which may be made contingent upon the happening of any event.

(c) Mechanics of Conversion. In order to convert shares of Series E Stock into shares of Common Stock as provided in Section 4(a) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Stock and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, in accordance with paragraph (h) below, a check payable to such holder in the amount of any cash amount payable in lieu of any fractional share of Common Stock that would otherwise be issuable to such holder as the result of such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The automatic conversion of shares of Series E Stock pursuant to Section 4(b) above shall be deemed to be effective immediately prior to the consummation of the Initial Public Offering or at the close of business on the day set forth as the effective date for such conversion in the Automatic Conversion Election (or upon the happening of the event on which such election is contingent), whether or not the holder thereof has surrendered the certificate therefor and, upon such automatic conversion, the shares of Series E Stock so converted shall cease to be outstanding and the holders thereof shall be entitled only to receive certificates evidencing the Common Stock issued upon such conversion against delivery of the certificates evidencing such shares. All declared but unpaid dividends shall, to the extent permitted by applicable law, be paid by the Corporation prior to or at the time of any automatic conversion. The Corporation shall give written notice of any automatic conversion (i) resulting from the consummation of the Initial Public Offering, to all holders of Series E Stock within five (5) business days following the consummation of the Initial Public Offering and (ii) resulting from an Automatic Conversion Election, to all holders of shares of Series E Stock converted as a result thereof, within five (5) business days of the receipt by the Corporation of such Automatic Conversion Election.

(d) Adjustment of Series E Conversion Price. The Series E Conversion Price of the Series E Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Series E Conversion Price. If the Corporation issues (or is deemed to have issued pursuant to Section 4(d)(i)(E) below) after the date of this Certificate of Designation (the “Commencement Date”), any Additional Stock (as defined below) without consideration or for consideration per share less than the Series E Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series E Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Series E Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Series E Conversion Price shall be determined by multiplying the Series E Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding (or deemed outstanding pursuant to the provisions of Section 4(d)(i)(E) below) immediately prior to such issuance (the “Fully Diluted Outstanding Common Stock”) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Series E Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock; and (y) the denominator of which shall be the number of shares of Fully Diluted Outstanding Common Stock plus the number of shares of such Additional Stock issued (or deemed issued pursuant to the provisions of Section 4(d)(i)(E) below).

(B) Definition of Additional Stock. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued) pursuant to Section 4(d)(i)(E) by the Corporation after the Commencement Date other than:

(I) Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof (“Stock Splits and Dividends”);

(II) Up to 5,900,000 shares (as adjusted, in each case, for stock splits, stock dividends, stock combinations and other similar reclassifications occurring after the Commencement Date) of Common Stock issuable or issued in the aggregate from time to time, whether before or after the Commencement Date, to employees, consultants, officers or directors of the Corporation (or of any affiliate of the Corporation) pursuant to the Corporation’s 2000 Equity Incentive Plan and any greater number of shares of Common Stock so issued (or issued pursuant to any other plan) to the extent that such issuance is approved by the Board of Directors of the Corporation;

(III) Common Stock or Preferred Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Commencement Date, including without limitation, options, warrants, notes or other rights to acquire Common Stock or Preferred Stock;

(IV) Common Stock issued, or issuable upon exercise of warrants to purchase Common Stock issued in connection with the issuance and sale of Series E Stock, or issued after the Commencement Date for consideration per share at least equal to the Series E Conversion Price;

(V) Series E Stock, or warrants to purchase capital stock, issued in connection with the issuance and sale of Series E Stock, or issued after the Commencement Date for consideration per share at least equal to the Series E Conversion Price in effect on the date hereof;

(VI) Common Stock issued, or issuable upon conversion of the Series C Stock and the Series E Stock; and

(VII) Capital stock, or options or warrants to purchase capital stock, issued pursuant to or in connection with any of the following transactions or arrangements, the terms of which are approved by the Board of Directors of the Corporation; (i) commercial credit arrangements, equipment financings or similar transactions; (ii) bona fide acquisitions, mergers or similar transactions in which such capital stock, or options or warrants to purchase capital stock, are issued for consideration other than cash; and (iii) transactions involving issuances to customers, vendors or strategic, partners of the Corporation.

(C) No Fractional Adjustments. No adjustment of the Series E Conversion Price for Series E Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for consideration in whole or in part offer than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective or any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(I) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D), if any, received, by the Corporation upon the issuance of such options or rights (without taking into account potential antidilution adjustments) plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(II) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(III) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series E Conversion Price, to the extent in any way affected by or computed using such options, right or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(IV) Upon the expiration of such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series E Conversion Price shall, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(V) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(I) and Section 4(d)(i)(E)(II) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(III) or Section 4(d)(i)(E)(IV).

(F) No Increase in Series E Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Section 4(d)(i)(E)(IV) and Section 4(d)(i)(E)(V), no adjustment of the Series E Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Series E Conversion Price above the Series E Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Commencement Date fix a record date for a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional Shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record dale is fixed), the Series E Conversion Price for such series of Series E Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Series E Stock shall be increased in proportion to such increase in the aggregate number of outstanding shares of Common Stock and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deeded issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Split. If the number of shares of Common Stock outstanding at any time after the Commencement Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series E Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of such Series E Stock shall be decreased in proportion to such decrease in the aggregate number of outstanding shares of Common Stock.

(e) Other Distributions. In the event the Corporation declares distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends or options or rights referred to in Section 4(d)(ii)), then, in each such case for the purpose of this Section 4(e), the holders of Series E Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series E Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of Series E Stock shall thereafter be entitled to receive upon conversion of their shares of Series E Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such shares of Series E Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series E Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series E Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation (except in accordance with Section 6 thereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series E Stock against impairment.

(h) No Fractional Shares and Notice of Adjustments.

(i) No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series E Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Stock by a holder of such Series E Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, such conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall pay, in lieu of issuing such fractional share to which the holder would otherwise be entitled, cash equal to such fraction multiplied by the fair market value per share of Common Stock at the time of such conversion as determined by the Board of Directors in its sole discretion.

(ii) Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price pursuant to this Section 4, the Corporation shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series E Conversion Price applicable to such holder’s shares of Series E Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series E Stock.

(i) Notices of Record Date. In the event of any taking of the Corporation of a record of the holders of any class of securities fur the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series E Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series E Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Stock, in addition to such other remedies as shall be available to the holders of Series E Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series E Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

5. Redemption. The Series E Stock shall not be redeemable.

6. Voting Rights. In addition to such voting rights as may be required or provided by applicable law, the holder of a share of Series E Stock shall have the right to one vote for each share of Common Stock into which such share of Series E Stock could then be converted, and such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and, except as expressly provided by law or as provided herein, shall be entitled to vote, together with holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series E Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

7. Protective Provisions.

(a) So long as any shares of Series E Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Stock:

(i) alter or change the rights, preferences or privileges of the Series E Stock so as to adversely affect the shares of Series E Stock;

(ii) increase or decrease (other than by repurchase or conversion) the total number of authorized shares of Series E Stock;

(iii) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the holders of Series E Stock, it being expressly understood that the issuance of securities on a par with or junior to the Series E Stock as to dividends or payments upon liquidation shall not constitute an amendment that adversely affects the holders of Series E Stock for the purpose of this clause (iii), and it being further expressly understood that the issuance of securities senior to the Series E Stock shall constitute an amendment that adversely affects the holders of Series E Stock for the purposes of this clause (iii);

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of any series of Preferred stock (in which case such approval shall be by holders of at least a majority of the then outstanding shares of Series E Stock whose shares are not being repurchased); provided, however, that this restriction shall not apply to the repurchase of shares of Preferred Stock pursuant to that certain Investors’ Rights Agreement dated July 19, 2006, among the Corporation and certain of its stockholders (the “Investors Rights Agreement”); or

(v) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, consultants, officers or directors of the Corporation (or of any affiliate of the Corporation) pursuant to agreements under the Corporation’s 2000 Equity Incentive Plan or any other plan approved by the Board of Directors of the Corporation under which the Corporation has the option to purchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, or pursuant to the Investors’ Rights Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of November 2, 2011.

AUTOGENOMICS, INC.

By:	/s/ Fareed Kureshy
Name:	Fareed Kureshy
Title:	President & CEO

By:	/s/ Thomas V. Hennessey, Jr.
Name:	Thomas V. Hennessy, Jr.
Title:	COO & CFO

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